PART II. - EXHIBIT 11
                      CAVALIER HOMES, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                          Thirteen Weeks Ended
                                                         -----------------------
                                                         March 27,     March 28,
                                                           1998          1997
                                                         ---------     ---------
 BASIC & PRIMARY
      Net Income                                       $ 3,042,000   $ 3,893,000
                                                        ==========    ==========
 SHARES:


   Weighted average common shares                       19,967,999    19,763,181
       outstanding (basic)

   Dilutive effect if stock options
     were exercised                                        192,537       217,437
                                                        ----------    ----------
  Weighted average common shares
       outstanding, assuming dilution (diluted)         20,160,536    19,980,618
                                                        ==========    ==========



   Basic net income per share                          $       .15   $       .20
                                                        ==========    ==========
   Diluted net income per share                        $       .15   $       .19
                                                        ==========    ==========